EXHIBIT 10.1

EXECUTION COPY

ESCROW AGREEMENT

UMB Bank, N.A.

1010 Grand Blvd., 4th Floor

Mail Stop: 1020409

Kansas City, MO 64106

Re:	O’Donnell Strategic Industrial REIT, Inc.

Ladies and Gentlemen:

O’DONNELL STRATEGIC INDUSTRIAL REIT, INC., a Maryland corporation (the “Company”), will issue in a public offering (the “Offering”) shares of its common stock (the “Stock”) pursuant to a Registration Statement on Form S-11 filed by the Company with the Securities and Exchange Commission. SC Distributors, LLC a Delaware limited liability company (the “Dealer Manager”), has agreed to serve as dealer manager for the Offering pursuant to a dealer manager agreement by and among the Company and the Dealer Manager (the “Dealer Manager Agreement”) and will offer the Stock through other registered broker-dealers that are members of FINRA (the “Participating Dealers”).

The Company hereby appoints UMB Bank, N.A. (the “Escrow Agent”), as Escrow Agent for purposes of holding the proceeds from the subscriptions for the Stock, on the terms and conditions set forth herein:

1. (a) Until such time as the Company has received subscriptions for Stock resulting in gross subscription proceeds equal to the Required Capital (as defined below) and the funds in the Escrow Account are disbursed from the Escrow Account (as defined below) in accordance with paragraph 3(a) hereof, persons subscribing to purchase Stock (“Subscribers”) will be instructed by the Dealer Manager or any Participating Dealers to remit the purchase price in the form of checks, drafts, wires, Automated Clearing House (ACH) or money orders (hereinafter “instruments of payment”) payable to the order of “UMB Bank, N.A., as Escrow Agent for O’Donnell Strategic Industrial REIT, Inc.” or a recognizable contractor or abbreviation thereof”; provided, however, that Subscribers which are residents of Pennsylvania (“Pennsylvania Subscribers”) and Subscribers which are residents of Tennessee (“Tennessee Subscribers”) shall continue to make checks payable to the order of “UMB Bank, N.A., as Escrow Agent for O’Donnell Strategic Industrial REIT,” or a recognizable contractor or abbreviation thereof, until such time as the Company has received subscriptions for Stock resulting in gross offering proceeds equal to or greater than the Pennsylvania Required Capital (as defined below) or the Tennessee Required Capital (as defined below), as applicable, and the subscription proceeds received from Pennsylvania Subscribers and Tennessee Subscribers are disbursed from the Escrow Account in accordance with paragraph 3 hereof. Any instruments of payment made payable to a party other than the Escrow Agent (or after the Required Capital (as defined below) is received, made payable to a party other than the party designated by the Dealer Manager) shall be returned to the Dealer Manager or the Participating Dealer who submitted the instrument of payment.

(b) Within one (1) business day after receipt of an instrument of payment (or as soon as possible thereafter pursuant to the internal supervisory procedures of the Dealer Manager or the Participating Dealer, as applicable), the Dealer Manager, the Company or their respective agents, as applicable, shall remit to the Escrow Agent (i) such instrument of payment, and (ii) each Subscriber’s name, address, number of shares of Stock purchased by such Subscriber and the subscription payment remitted by such Subscriber. All instruments of payment delivered to the Escrow Agent pursuant hereto shall be deposited by the Escrow Agent within one (1) business day of receipt thereof into an interest-bearing deposit account entitled “Escrow Account for the Benefit of Subscribers for Common Shares of O’Donnell Strategic Industrial REIT, Inc.,” or such similar designation as the Company and the Escrow Agent may agree (the “Escrow Account”). Instruments of payment received from Pennsylvania Subscribers (as identified as such by the Company) and Tennessee Subscribers (as identified as such by the Company) shall be accounted for separately on the records of the Escrow Agent. The Company shall, and shall cause its agents to, cooperate with the Escrow Agent in separately accounting for subscription proceeds received from Pennsylvania Subscribers and Tennessee Subscribers in the Escrow Account and the Escrow Agent shall be entitled to rely upon information provided by the Company or its agents in this regard.

2. The Escrow Agent agrees to promptly process for collection the instruments of payment upon deposit into the Escrow Account. Deposits shall be held in the Escrow Account until such funds are disbursed in accordance with paragraph 3 hereof. Prior to disbursement of the funds deposited in the Escrow Account such funds shall not be subject to claims by creditors of the Company, the Dealer Manager, any Participating Dealer or any of their respective affiliates. If any of the instruments of payment are returned to the Escrow Agent for nonpayment prior to receipt of the Required Capital or, in connection with subscriptions received from Pennsylvania Subscribers or Tennessee Subscribers, the Pennsylvania Required Capital or the Tennessee Required Capital, as applicable, the Escrow Agent shall promptly notify the Dealer Manager and the Company in writing via mail, email or facsimile of such nonpayment, and is authorized to debit the Escrow Account in the amount of such returned payment.

3. (a) Subject to the provisions of paragraph 3 below, if at any time prior to the close of business on the fourth business day following the date that is the one year anniversary of the commencement of the Offering (such date the “Expiration Date”), the funds received by the Escrow Agent that have cleared normal banking channels and are in the form of cash (“Collected Funds”) in the Escrow Account are equal to or greater than $2,000,000, exclusive of (i) any subscription proceeds received from the Company’s executive officers and directors, the Company’s advisor (“Advisor”) and any of the Company’s or the Advisor’s affiliates or any other Subscribers which the Company has notified the Escrow Agent are affiliated with the Company or the Advisor, (ii) any subscription proceeds received from Pennsylvania Subscribers and (iii) any subscription proceeds received from Tennessee Subscribers (the “Required Capital”), the Escrow Agent shall promptly notify the Company and instruct the Dealer Manager, or its agent, to deliver an executed IRS Form W-9 for each Subscriber (other than any Pennsylvania Subscriber or Tennessee Subscriber). Thereafter, upon receiving written instruction from the Company, the Escrow Agent shall (i) disburse to the Company, by check or wire transfer, the Collected Funds in the Escrow Account representing the principal amount of the gross subscription payments from Subscribers received by the Escrow Agent (excluding any such funds received from Pennsylvania Subscribers and Tennessee Subscribers), and (ii) within five business days after the first business day of the succeeding month, disburse to such Subscribers (other than any Pennsylvania Subscribers and Tennessee Subscribers), or the Company, as applicable, any interest thereon pursuant to the provisions of paragraph 3(h). After such time, (i) the Escrow Account shall remain open and the Company shall continue to cause subscriptions for Stock that are received from Pennsylvania Subscribers and Tennessee Subscribers to be deposited therein until the Company informs the Escrow Agent in writing to close the Escrow Account, and (ii) any subscription documents and instruments of payment received by the Escrow Agent from Subscribers other than Pennsylvania Subscribers and Tennessee

Subscribers shall be forwarded directly to the Company. After the satisfaction of the aforementioned provisions of this paragraph 3(a), in the event the Company receives subscriptions made payable to the Escrow Agent (other than subscriptions that are received from Pennsylvania Subscribers and Tennessee Subscribers), subscription proceeds may continue to be received in the Escrow Account generally, but to the extent such proceeds shall not be subject to escrow due to the satisfaction of the aforementioned provisions of this paragraph 3(a), such proceeds are not subject to this Escrow Agreement and at the instruction of the Company to the Escrow Agent shall be transferred from the Escrow Account or deposited directly into, as the case may be, a commercial deposit account in the name of the Company with the Escrow Agent (the “Deposit Account”) that has been previously established by the Company, unless otherwise directed by the Company.

(b) Notwithstanding any release of funds from the Escrow Account pursuant to paragraph 3(a), the Company, the Dealer Manager and Participating Dealers shall continue to forward instruments of payment received from Pennsylvania Subscribers for deposit into the Escrow Account until such time as the Company notifies the Escrow Agent in writing that the aggregate subscriptions for Stock in the Offering (including amounts in the Escrow Account previously disbursed pursuant to the terms hereof and the amounts then held in the Escrow Account) from all jurisdictions equal or exceed $50,000,000, exclusive of (i) any subscription proceeds received from the Company’s executive officers and directors, the Advisor and any of the Company’s or Advisor’s affiliates or any other Subscribers which the Company has notified the Escrow Agent are affiliated with the Company or Advisor (the “Pennsylvania Required Capital”), subject to the provisions of paragraphs 3(c)-3(e). Within five days after receipt by the Escrow Agent of such notice, the Escrow Agent shall instruct the Dealer Manager, or its agent, to deliver an executed IRS Form W-9 for each Pennsylvania Subscriber and shall (i) disburse to the Company, by check or wire transfer, the Collected Funds then held in the Escrow Account representing the principal amount of the gross subscription payments from Pennsylvania Subscribers received by the Escrow Agent, and (ii) within five business days after the first business day of the succeeding month, disburse to such Pennsylvania Subscribers or the Company, as applicable, any interest thereon pursuant to the provisions of paragraph 3(h). Following such disbursements, any instruments of payment received by the Escrow Agent from Pennsylvania Subscribers shall not be subject to this Escrow Agreement and shall be deposited directly into the Escrow Account or the Deposit Account pursuant to paragraph 3(a) above or forwarded directly to the Company as instructed in writing by the Company.

(c) If, as of the close of business on the fourth business day following the date that is the one year anniversary of the commencement of the Offering (the “Expiration Date”), the Collected Funds in the Escrow Account do not equal or exceed the Required Capital, the Escrow Agent shall promptly notify the Company. Within ten days following the Company’s receipt of such notice, the Escrow Agent shall promptly return directly to each Subscriber (including any Pennsylvania Subscribers and Tennessee Subscribers), (i) by check or wire transfer, the Collected Funds deposited in the Escrow Account on behalf of such Subscriber (unless earlier disbursed in accordance with paragraph 3(d)), or (ii) the instruments of payment delivered to the Escrow Agent with respect to such Subscriber’s subscription if such instrument of payment has not been processed for collection prior to such time, in either case, together with any interest income thereon, which interest shall be paid within five business days after the first business day of the succeeding month pursuant to the provisions of paragraph 3(h). Notwithstanding the above, in the event the Escrow Agent has not received an executed IRS Form W-9 at such time for each Subscriber, the Escrow Agent shall remit an amount to the Subscribers in accordance with the provisions hereof, withholding the applicable percentage for backup withholding required by the Internal Revenue Code, as then in effect, from any interest income on subscription proceeds (determined in accordance with paragraph 7) attributable to each Subscriber for whom the Escrow Agent does not possess an executed IRS Form W-9. However, the Escrow Agent shall not be required to remit any payments until the Escrow Agent has collected funds represented by such payments.

(d) Notwithstanding any other provision herein to the contrary, if, on the date that is 120 days after the date that the Company first accepts a subscription from a Pennsylvania Subscriber (the “Initial Escrow Period”), the Collected Funds in the Escrow Account and the instruments of payment not yet processed for collection and dated not later than such date do not provide for total subscription proceeds that equal or exceed the Pennsylvania Required Capital, the Escrow Agent shall promptly so notify the Company, and thereafter the Company shall send to each Pennsylvania Subscriber by certified mail within ten (10) calendar days after the end of the Initial Escrow Period a notification in the form of Exhibit A. If, pursuant to such notification, a Pennsylvania Subscriber requests the return of its subscription funds within ten (10) calendar days after receipt of the notification (the “Request Period”), the Escrow Agent shall promptly refund directly to such Pennsylvania Subscriber the Collected Funds deposited in the Escrow Account on behalf of such Pennsylvania Subscriber or shall return the instruments of payment delivered to the Escrow Agent with respect to such Pennsylvania Subscriber’s subscription but not yet processed for collection prior to such time, to the address provided by the Dealer Manager or the Company or their respective agents to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon, together with any interest income thereon, which interest shall be paid within five business days after the first business day of the succeeding month pursuant to the provisions of paragraph 3(h). Notwithstanding the above, if the Escrow Agent has not received an executed IRS Form W-9 for such Pennsylvania Subscriber, the Escrow Agent shall thereupon remit an amount to such Pennsylvania Subscriber in accordance with the provisions hereof, withholding the applicable percentage for backup withholding required by the Internal Revenue Code, as then in effect, from any interest income earned on subscription proceeds (determined in accordance with paragraph 7) attributable to such Pennsylvania Subscriber. However, the Escrow Agent shall not be required to remit such payments until the Escrow Agent has collected funds represented by such payments.

(e) (i) The Collected Funds of Pennsylvania Subscribers who do not request the return of their subscription funds within the Request Period shall remain in the Escrow Account for successive 120-day escrow periods (each such successive period a “Successive Escrow Period”), each commencing automatically upon the termination of the prior Successive Escrow Period, and the Company and Escrow Agent shall follow the notification and payment procedure set forth in paragraph 3(d) above with respect to the Initial Escrow Period for each Successive Escrow Period until the occurrence of the earliest of (a) the termination of the Offering, (b) the receipt and acceptance by the Company of subscriptions for Stock equal to or greater than the Pennsylvania Required Capital and the disbursement of the Collected Funds in the Escrow Account on the terms specified herein, or (c) all subscription funds from Pennsylvania Subscribers held in the Escrow Account having been returned to the Pennsylvania Subscribers in accordance with the provisions hereof.

(ii) If the Company has not received total subscriptions equal to the Pennsylvania Required Capital within 365 days after the Company receives subscriptions equal to the Required Capital pursuant to paragraph 3(a), the Escrow Agent shall promptly return directly to each Pennsylvania Subscriber, (a) by check or wire transfer, the Collected Funds deposited in the Escrow Account on behalf of such Pennsylvania Subscriber, or (b) the instruments of payment delivered to the Escrow Agent with respect to such Pennsylvania Subscriber’s subscription if such instrument of payment has not been processed for collection prior to such time, in either case, together with any interest income thereon, which interest shall be paid within five business days after the first business day of the succeeding month pursuant to the provisions of paragraph 3(h).

(f) (i) Notwithstanding any release of funds from the Escrow Account pursuant to paragraph 3(a), the Company, the Dealer Manager and soliciting dealers shall continue to forward instruments of payment received from Tennessee Subscribers for deposit into the Escrow Account to the Escrow Agent until such time as the Company notifies the Escrow Agent in writing that the aggregate subscriptions for Stock in the Offering (including amounts in the Escrow Account previously disbursed pursuant to the terms hereof and the amounts then held in the Escrow Account) from all jurisdictions equal or exceed $20,000,000, exclusive of any subscription proceeds received from the Company’s executive officers and directors, the Advisor and any of the Company’s or Advisor’s affiliates or any other Subscribers which the Company has notified the Escrow Agent are affiliated with the Company or Advisor (the “Tennessee Required Capital”). Within five (5) days after receipt by the Escrow Agent of such notice, the Escrow Agent shall instruct the Dealer Manager, or its agent, to deliver an executed IRS Form W-9 for each Tennessee Subscriber and shall (i) disburse to the Company, by check or wire transfer, the Collected Funds then held in the Escrow Account representing the principal amount of the gross subscription payments from Tennessee Subscribers received by the Escrow Agent, and (ii) within five business days after the first business day of the succeeding month, disburse to such Tennessee Subscribers or the Company, as applicable, any interest thereon pursuant to the provisions of paragraph 3(h). Following such disbursements, any instruments of payment received by the Escrow Agent from Tennessee Subscribers shall not be subject to this Escrow Agreement and shall be deposited directly into the Escrow Account or the Deposit Account pursuant to paragraph 3(a) above or forwarded directly to the Company as instructed in writing by the Company.

(ii) If the Company has not received total subscriptions equal to the Tennessee Required Capital within 365 days after the Company receives subscriptions equal to the Required Capital pursuant to paragraph 3(a), the Escrow Agent shall promptly return directly to each Tennessee Subscriber, (a) by check or wire transfer, the Collected Funds deposited in the Escrow Account on behalf of such Tennessee Subscriber, or (b) the instruments of payment delivered to the Escrow Agent with respect to such Tennessee Subscriber’s subscription if such instrument of payment has not been processed for collection prior to such time, in either case, together with any interest income thereon, which interest shall be paid within five business days after the first business day of the succeeding month pursuant to the provisions of paragraph 3(h).

(g) If the Company rejects any subscription for which the Escrow Agent has collected funds, the Escrow Agent shall, upon the written request of the Company, promptly issue a refund to the rejected Subscriber at the address provided by the Dealer Manager or the Company, which the Escrow Agent shall be entitled to rely upon. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the Subscriber’s check for collection, the Escrow Agent shall promptly return the funds in the amount of the Subscriber’s check to the rejected Subscriber, at the address provided by the Dealer Manager or the Company or their respective agents, which the Escrow Agent shall be entitled to rely upon, after such funds have been collected. If the Escrow Agent has not yet submitted a rejected Subscriber’s check for collection, the Escrow Agent shall promptly remit the Subscriber’s check directly to the Subscriber.

(h) At any time pursuant to the provisions of this paragraph 3 interest income earned on Collected Funds deposited in the Escrow Account (“Escrow Income”) is to be paid to a Subscriber, the Escrow Agent shall promptly provide directly to such Subscriber the amount of Escrow Income payable to such Subscriber; provided that the Escrow Agent is in possession of such Subscriber’s executed IRS Form W-9. In the event an executed IRS Form W-9 is not received for each Subscriber the Escrow Agent shall remit an amount to the Subscribers in accordance with the provisions hereof, withholding the applicable percentage for backup withholding required by the Internal Revenue Code, as then in effect, from any Escrow Income attributable to those Subscribers for whom the Escrow Agent does not possess an executed IRS Form W-9. The forgoing notwithstanding, Escrow Income, if any, earned on accepted subscription proceeds will be payable to a Subscriber only if the Subscriber’s funds have been held in escrow by the Escrow Agent for at least 35 days, and interest, if any, earned on accepted subscription proceeds held less than 35 days will be payable to the Company. Escrow Income shall be remitted to Subscribers at the address provided by the Dealer Manager or the Company to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon, and without any deductions for escrow expenses.

(i) Notwithstanding any provision herein to the contrary, no Collected Funds or interest thereon shall be released from the Escrow Account to the Company pursuant to this paragraph 3 if, pursuant to Section 7.5 of the Dealer Manager Agreement, the Dealer Manager has provided written notice to the Escrow Agent and the Company of the Company’s failure to perform its obligations under Section 7 of the Dealer Manager Agreement (such notice a “Company Default Notice”). Following the Escrow Agent’s receipt of a Company Default Notice, no Collected Funds or interest or earnings thereon shall be released or disbursed to the Company pursuant to this paragraph 3 unless and until the Escrow Agent shall have received joint written instructions from the Dealer Manager and the Company authorizing such release. Notwithstanding the foregoing, no Company Default Notice shall have the effect of prohibiting or delaying the release or disbursement of Collected Funds to Subscribers pursuant to this paragraph 3.

4. The Escrow Agent shall provide to the Company monthly statements (or more frequently as reasonably requested by the Company, which includes, without limitation, if such amounts are not available to the Company at least daily via UMB’s Web Exchange) on the account balance in the Escrow Account, and the activity in the account since the last report. The Escrow Agent will provide access to its Web Exchange program to allow the Company to view account balances for the Escrow Account at any time.

5. Prior to the disbursement of funds deposited in the Escrow Account in accordance with the provisions of paragraph 3 hereof, the Escrow Agent shall invest all of the funds deposited as well as earnings and interest derived therefrom in a bank money-market account; provided, however, that if the costs to the Company for the making of such investment are reasonably expected to exceed the anticipated interest earnings from such investment, the funds and interest thereon shall remain in the Escrow Account until the balance in the Escrow Account reaches the minimum amount necessary for the anticipated interest earnings from such investment to exceed the costs to the Company for the making of such investment, as determined by the Company based upon applicable interest rates.

The following securities are not permissible investments:

(a) money market funds;

(b) corporate equity or debt securities;

(c) repurchase agreements;

(d) bankers’ acceptances;

(e) commercial paper; and

(f) municipal securities.

It is hereby expressly agreed and stipulated by the parties hereto that the Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the parties hereto. It is the intention of the parties hereto that the Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

6. The Escrow Agent is entitled to rely upon written instructions received from the Company or the Dealer Manager or their respective agents, unless the Escrow Agent has actual knowledge that such instructions are not valid or genuine; provided that, if in the Escrow Agent’s opinion, any instructions from the Company or the Dealer Manager or their respective agents are unclear, the Escrow Agent may request clarification from the Company or the Dealer Manager or their respective agents, as applicable, prior to taking any action, and if such instructions continue to be unclear, the Escrow Agent may rely upon written instructions from the Company’s legal counsel in distributing or continuing to hold any funds. However, the Escrow Agent shall not be required to disburse any funds attributable to instruments of payment that have not been processed for collection, until such funds are collected and then shall disburse such funds in compliance with the disbursement instructions from the Company or the Dealer Manager or their respective agents.

7. If the Escrow Agent remits Escrow Income pursuant to this Agreement, the Escrow Agent shall be responsible for any necessary federal tax reporting associated with such income; provided, however, that the Escrow Agent shall not be responsible for any other tax reporting associated with this Agreement. The Escrow Agent shall remit all such Escrow Income in accordance with paragraph 3.

8. The Escrow Agent shall receive compensation from the Company as set forth in Exhibit C attached hereto, which such Exhibit C is hereby incorporated by reference.

9. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful misconduct, breach of trust, or gross negligence. Accordingly, the Escrow Agent shall not incur any such liability with respect to any action taken or omitted (a) in good faith upon advice of the Escrow Agent’s counsel given with respect to any questions relating to the Escrow Agent duties and responsibilities under this Agreement, or (b) in reliance upon any instrument, including any written instrument or instruction provided for in this Agreement, not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform to the provisions of this Agreement.

10. The Company hereby agrees to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable attorneys’ fees and disbursements, that may be imposed on or incurred by the Escrow Agent in connection with acceptance of appointment as the Escrow Agent hereunder, or the performance of the duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, except where such losses, claims, damages, liabilities, and expenses result from the Escrow Agent’s willful misconduct, breach of trust, or gross negligence.

11. In the event of a dispute between the parties hereto sufficient in the Escrow Agent’s discretion to justify doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as deemed appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. In the event of any uncertainty as to the duties hereunder, the Escrow Agent may refuse to act under the provisions of this Agreement pending order of a court of competent jurisdiction and shall have no liability to the Company or to any other person as a result of such action. Any such legal action may be brought in such court, as the Escrow Agent shall determine to have jurisdiction thereof. The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation earned prior to such filing.

12. All communications and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service or when received via telecopy or other electronic transmission, in all cases addressed to the person for whom it is intended at such person’s address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this paragraph:

(a)	if to the Company:

O’Donnell Strategic Industrial REIT, Inc.

3 San Joaquin Plaza

Suite 160

Newport Beach, California 92660

Attn: Douglas D. O’Donnell

(b)	if to the Dealer Manager:

SC Distributors, LLC

610 Newport Center Drive, Suite 350

Newport Beach, CA 92660

Attention: Investor Services

(c)	if to the Escrow Agent:

UMB Bank, N.A.

Corporate Trust & Escrow Services

1010 Grand Blvd., 4th Floor

Mail Stop: 1020409

Kansas City, MO 64106

Attention: Lara Stevens

Each party hereto may, from time to time, change the address to which notices to it are to be delivered or mailed hereunder by notice in accordance herewith to the other parties.

13. This Agreement shall be governed by the laws of the State of California as to both interpretation and performance without regard to the conflict of laws rules thereof.

14. The provisions of this Agreement shall be binding upon the legal representatives, successors, and assigns of the parties hereto.

15. The Company and the Dealer Manager hereby acknowledge that UMB Bank, N.A. is serving as Escrow Agent only for the limited purposes herein set forth, and hereby agree that they will not represent or imply that, by serving as Escrow Agent hereunder or otherwise, have investigated the desirability or advisability of investment in the Company or have approved, endorsed, or passed upon the merits of the Stock or the Company, nor shall they use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Stock other than by acknowledgment that is has agreed to serve as Escrow Agent for the limited purposes herein set forth.

16. This Agreement and any amendment hereto may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original.

17. In the event that the Dealer Manager receives instruments of payment after the Required Capital or the Pennsylvania Required Capital has been received and the proceeds of the Escrow Account have been distributed to the Company, the Escrow Agent is hereby authorized to deposit such instruments of payment within one (1) business day to any deposit account as directed by the Company. The application of said funds into a deposit account or the forwarding of such funds directly to the Company, in either case as directed by the Company, shall be a full acquittance to the Escrow Agent, who shall not be responsible for the application of said funds thereafter.

18. The Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by or incur any liability with respect to any other agreements or understanding between any other parties, whether or not the Escrow Agent has knowledge of any such agreements or understandings.

19.	the indemnification provisions set forth in paragraph 10 herein shall survive the termination of this Agreement.

20. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

21. Unless otherwise provided in this Agreement, final termination of this Escrow Agreement shall occur on the date that (a) all funds held in the Escrow Account are distributed either to the Company or to Subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account or (b) all funds held in the Escrow Account are distributed to a successor escrow agent upon written instructions from the Company.

22. Neither the Escrow Agent, nor its agents, shall have responsibility for accepting, rejecting, or approving subscriptions. The Escrow Agent, or its agent, shall complete an OFAC search, in compliance with its policy and procedures, of each subscription check and shall inform the Company if a subscription check fails the OFAC search. The Dealer Manager shall provide a copy of each subscription check in order that the Escrow Agent, or its agent, may perform such OFAC search.

23. This Agreement shall not be modified, revoked, released, or terminated unless reduced to writing and signed by all parties hereto, subject to the following paragraph. If, at any time, any attempt is made to modify this Agreement in a manner that would increase the duties and responsibilities of the Escrow Agent or to modify this Agreement in any manner which the Escrow Agent shall deem undesirable, or at any other time, the Escrow Agent may resign by providing written notice to the Company and until (a) the acceptance by a successor escrow agent as shall be appointed by the Company; or (b) thirty (30) days after such written notice has been given, whichever occurs sooner, the Escrow Agent’s only remaining obligation shall be to perform its duties hereunder in accordance with the terms of the Agreement.

24. The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to the Company. Such resignation shall be effective on the date specified in such notice, which shall be not less than thirty (30) days after such written notice has been given. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent.

25. The Escrow Agent may be removed for cause by the Company by written notice to the Escrow Agent effective on the date specified in such written notice. The removal of the Escrow Agent shall not deprive the Escrow Agent of its compensation earned prior to such removal.

26. The Company shall provide to Escrow Agent any documentation and information reasonably requested by the Escrow Agent for the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time.

[Signature page follows]

Agreed to as of the 6th day of June, 2011.

O’DONNELL STRATEGIC INDUSTRIAL REIT, INC.

By:	/s/ Douglas D. O’Donnell
Douglas D. O’Donnell, Chief Executive Officer

SC DISTRIBUTORS, LLC

By:	/s/ Patrick J. Miller
Patrick J. Miller, President

The terms and conditions contained above are hereby accepted and agreed to by:

UMB Bank, N.A., as Escrow Agent

By:	/s/ Lara L. Stevens
Name:	Lara L. Stevens
Title:	Vice President

EXHIBIT A

[Form of Notice to Pennsylvania Subscribers]

You have tendered a subscription to purchase shares of common stock of O’Donnell Strategic Industrial REIT, Inc. (the “Company”). Your subscription is currently being held in escrow. The guidelines of the Pennsylvania Securities Commission do not permit the Company to accept subscriptions from Pennsylvania residents until an aggregate of $50,000,000 of gross offering proceeds have been received by the Company. The Pennsylvania guidelines provide that until this minimum amount of offering proceeds is received by the Company, every 120 days during the offering period Pennsylvania Subscribers may request that their subscription be returned.

If you wish to continue your subscription in escrow until the Pennsylvania minimum subscription amount is received, nothing further is required.

If you wish to terminate your subscription for the Company’s common stock and have your subscription returned to you please so indicate by signing, dating and returning this notice to the Escrow Agent, UMB Bank, N.A.

I hereby terminate my prior subscription to purchase shares of common stock of O’Donnell Strategic Industrial REIT, Inc. and request the return of my subscription funds. I certify to O’Donnell Strategic Industrial REIT, Inc. that I am a resident of Pennsylvania.

Signature:

Name:
(please print)

Date:

Please send the subscription refund to:

EXHIBIT B

ESCROW FEES AND EXPENSES

Acceptance Fee
Review escrow agreement, establish account	$3,000

Annual Fees
Annual Escrow Agent	$2,500

Transactional Fees
Outgoing Wire Transfer	$15 each
Daily Recon File to Transfer Agent	$2.50 per Business Day
Web Exchange Access	$15 per month
IRS Tax Reporting	$10 per 1099

Fees specified are for the regular, routine services contemplated by the Escrow Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate. In addition to the specified fees, all expenses related to the administration of the Escrow Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable.

Acceptance fee and first year Annual Escrow Agent fee will be payable at the initiation of the escrow. Thereafter, the Annual Escrow Agent fees will be billed in advance and Transactional fees will be billed quarterly in arrears. Other fees and expenses will be billed as incurred.